 Exhibit 10.18

AGREEMENT AND PLAN OF MERGER

By and Among

AMERICAN RESOURCES CORPORATION,

and

EMPIRE KENTUCKY LAND, INC.

Dated as of February 12, 2019

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated the 12 day of February, 2019, is by and among AMERICAN RESOURCES CORPORATION, a Florida corporation (“American Resources”), and EMPIRE KENTUCKY LAND, INC., a Kentucky corporation (“Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Appendix A hereof.

WHEREAS, the parties intend for American Resources to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by American Resources, and on the terms and subject to the conditions set forth in this Agreement, Company shall be merged with and into American Resources (the “Merger”), with American Resources surviving the Merger and each outstanding share of the Company’s common stock, no par value (the “Company Common Stock”) (other than the Cancelled Shares and the Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company Common Stock, and declared it advisable, to enter into this Agreement with American Resources; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of American Resources (the “American Resources Board”) has unanimously: (a) determined that it is in the best interests of American Resources, and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the American Resources Board has resolved to recommend that the holders of shares of American Resources’ common stock, par value $0.0001 per share (the “American Resources Common Stock”) approve the issuance of shares of American Resources Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “American Resources Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1. The Merger

1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (“FBCA”) and the Kentucky Business Corporation Act (“KBCA”), at the Effective Time: (i) the Company will merge with and into American Resources; (ii) the separate corporate existence of the Company will cease; and (iii) American Resources will continue its corporate existence under the FBCA as the surviving corporation in the Merger.

1.02. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at Lexington, KY, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of McBrayer, McGinnis, Leslie & Kirkland PLLC, 201 East Main Street, Suite 900, Lexington, Kentucky, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.03. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and American Resources will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretaries of State of the State of Florida and the Commonwealth of Kentucky in accordance with the relevant provisions of the FBCA and the KBCA and shall make all other filings or recordings required under the FBCA and the KBCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretaries of State of the State of Florida and the Commonwealth of Kentucky or at such later date or time as may be agreed by the Company and American Resources in writing and specified in the Certificate of Merger in accordance with the FBCA and the KBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.04. Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the FBCA and the KBCA. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company shall vest in American Resources, and all debts, liabilities, obligations, restrictions, and duties of the Company shall become the debts, liabilities, obligations, restrictions, and duties of American Resources.

2. Effect of the Merger on Capital Stock; Exchange of Certificates.

2.01. Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of American Resources or the Company or the holder of any capital stock of American Resources or the Company:

(a). Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b). Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive: (i) two thousand (2,000) (the “Exchange Ratio”) shares of American Resources Common Stock (the “Merger Consideration”); and (ii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

(c). Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of American Resources Common Stock payable pursuant to Section 2.01(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

(d). Intentionally omitted.

(e). Fractional Shares. No certificates or scrip representing fractional shares of American Resources Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of American Resources Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of American Resources Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of American Resources Common Stock on the NASDAQ Stock Market (“Nasdaq”) or OTC listing (“OTC”), as applicable, on the last complete trading day prior to the date of the Effective Time.

2.02. Exchange Procedures.

(a). Exchange Agent; Exchange Fund. Prior to the Effective Time, American Resources shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, American Resources shall deposit with the Exchange Agent: (i) certificates representing the shares of American Resources Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of American Resources Common Stock represented by book-entry shares will be issued); and (ii) any cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(e). In addition, American Resources shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Shares may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the American Resources Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Shares in exchange for such American Resources Common Stock. Such cash and shares of American Resources Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b). Procedures for Surrender; No Interest. Promptly after the Effective Time, American Resources shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as American Resources may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(e), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Section 2, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c). Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by American Resources. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to American Resources on demand.

(d). Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e). Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of American Resources. If, after the Effective Time, Certificates or Book-Entry Shares are presented to American Resources, they shall be cancelled and exchanged as provided in this Section 2.

(f). Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to American Resources, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to American Resources (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, American Resources shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock one (1) year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of American Resources free and clear of any claims or interest of any Person previously entitled thereto.

(g). Distributions with Respect to Unsurrendered Shares of Company Common Stock. All shares of American Resources Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by American Resources in respect of the American Resources Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the American Resources Common Stock shall be paid to any holder of any unsurrendered Company Common Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.06) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of American Resources Common Stock issued in exchange for Company Common Shares in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of American Resources Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of American Resources Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(h). Dissenting Shares Merger Consideration. Any portion of the Cash Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to American Resources, upon demand.

2.03. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with the KBCA (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the KBCA with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by the KBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to the KBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the KBCA, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide American Resources prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and American Resources shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of American Resources, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

2.04. Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the American Resources Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or American Resources as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit American Resources or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.05. Intentionally omitted.

2.06. Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by American Resources, the posting by such Person of a bond, in such reasonable amount as American Resources may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Section 2.

2.07. Intentionally omitted.

2.08. Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

3. Representations and Warranties of the Company. Except as set forth in the correspondingly numbered Section of the Disclosure Schedule that relates to such Section or in another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to American Resources as follows:

3.01. Organization; Standing and Power. The Company is a corporation, duly organized and validly existing, under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.02. Capital Structure.

(a). Capital Stock. The authorized capital stock of the Company consists of: (i) one thousand (1,000) shares of Company Common Stock; and (ii) zero (0) shares of preferred stock of the Company (the “Company Preferred Stock”). As of the date of this Agreement: (A) 1,000 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b). Stock Awards.

(i). As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans.

(ii). There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). As of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii). There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c). Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d). Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

3.03. Authority; Non-Contravention; Governmental Consents; Board Approval.

(a). Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by American Resources, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b). Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c). Governmental Consents. Except as set forth on Section 3.03(c) of the Disclosure Schedule, no consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby.

(d). Board Approval. The Company Board, by unanimous written consent not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the FBCA and the KBCA (collectively, the “Company Board Recommendation”).

3.04. Intentionally omitted.

3.05. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a). any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b). any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

3.06. Taxes.

(a). Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements. The Company’s most recent financial statements reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b). Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c). Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves has been made in the Company’s most recent financial statements.

(d). Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(e). Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(f). Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

3.07. Intellectual Property.

(a). Company-Owned IP. The Company has no Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

(b). Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c). Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d). Non-Infringement. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e). IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.08. Compliance; Permits.

(a). Compliance. The Company and each of its Subsidiaries is in material compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since December 31, 2018, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b). Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.09. Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10. Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

3.11. Related Person Transactions. There are no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Company Common Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand.

3.12. Employee Matters. The Company has no employees and no employee benefit plans.

3.13. Real Property and Personal Property Matters.

(a). Owned Real Estate. The Company has good and marketable title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of the Owned Real Estate as of the date hereof.

(b). Leased Real Estate. Section 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has made available to American Resources a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.13(b) of the Company Disclosure Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens.

(c). Real Estate Used in the Business. The Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Schedule and the Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Schedule comprise all of the real property of the Company or any of its Subsidiaries.

(d). Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

3.14. Intentionally omitted.

3.15. Material Contracts.

(a). Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i). any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(ii). any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, American Resources or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iii). any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person;

(iv). any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(v). any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vi). any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger or Second Merger will obligate American Resources or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(vii). any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contact solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(viii). any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000.00, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(ix). any employee collective bargaining agreement or other Contract with any labor union;

(x). any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries; or

(xi). any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $50.000.00 in any year and which is not otherwise described above.

(b). Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to American Resources correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c). No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

3.16. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

4. Representations and Warranties of American Resources. Except: (a) as disclosed in the American Resources SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the American Resources Disclosure Schedule that relates to such Section or in another section of the American Resources Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; American Resources represents and warrants to the Company as follows:

4.01. Organization; Standing and Power; Charter Documents; Subsidiaries.

(a). Organization; Standing and Power. Each of American Resources and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of American Resources and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

(b). Charter Documents. The copies of the Certificate of Incorporation and By-Laws of American Resources as most recently filed with the American Resources SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. American Resources is not in violation of any of the provisions of its Charter Documents.

(c). Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of American Resources have been validly issued and are owned by American Resources, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of American Resources. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, American Resources does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

4.02. Capital Structure.

(a). Capital Stock. The authorized capital stock of American Resources consists of: (i) 230,000,000 shares of American Resources Common Stock; (ii) 5,000,000 shares of Series A Preferred stock, par value $0.0001 per share, of American Resources (the “American Resources Series A Preferred Stock”); and (iii) 20,000,000 shares of Series C Preferred stock, par value $0.0001 per share, of American Resources (the “American Resources Series C Preferred Stock”). As of the date of this Agreement and immediately prior to the share offering contemplated under American Resources Form S1/A: (A) 18,639,433 shares of American Resources Common Stock were issued and outstanding (not including shares held in treasury); (B) 452,729 shares of American Resources Series A Preferred Stock were issued and outstanding; and (D) 50,000 shares of American Resources Series C Preferred Stock were issued and outstanding; and through the date hereof, no additional shares of American Resources Common Stock or shares of American Resources Preferred Stock have been issued other than the issuance of shares of American Resources Common Stock upon the exercise or settlement of American Resources Equity Awards. For all classes of common stock and preferred stock of American Resources, no shares are issued and held by American Resources in its treasury All of the outstanding shares of capital stock of American Resources are, and all shares of capital stock of American Resources which may be issued as contemplated or permitted by this Agreement, including the shares of American Resources Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of American Resources owns any shares of American Resources Common Stock.

(b). Stock Awards.

(i). As of the date of this Agreement, an aggregate of 3,363,170 shares of American Resources Common Stock were reserved for issuance pursuant to American Resources Equity Awards not yet granted under the American Resources Stock Plans. As of the date of this Agreement, 636,830 shares of American Resources Common Stock were reserved for issuance pursuant to outstanding American Resources Stock Options and no shares of American Resources Restricted Shares were issued and outstanding. Except as provided in this Agreement, since September 12, 2018 and through the date hereof, no American Resources Equity Awards have been granted and no additional shares of American Resources Common Stock have become subject to issuance under the American Resources Stock Plans. All shares of American Resources Common Stock subject to issuance under the American Resources Stock Plans upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii). Other than the American Resources Equity Awards, as of the date hereof, there are no outstanding (A) securities of American Resources or any of its Subsidiaries convertible into or exchangeable for American Resources Voting Debt or shares of capital stock of American Resources, (B) options, warrants, or other agreements or commitments to acquire from American Resources or any of its Subsidiaries, or obligations of American Resources or any of its Subsidiaries to issue, any American Resources Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) American Resources, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of American Resources, in each case that have been issued by American Resources or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of American Resources, being referred to collectively as “American Resources Securities”). All outstanding shares of American Resources Common Stock, all outstanding American Resources Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of American Resources, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii). As of the date hereof, there are no outstanding Contracts requiring American Resources or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any American Resources Securities or American Resources Subsidiary Securities. Neither American Resources nor any of its Subsidiaries is a party to any voting agreement with respect to any American Resources Securities or American Resources Subsidiary Securities.

(c). Voting Debt. No bonds, debentures, notes, or other indebtedness issued by American Resources or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of American Resources or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of American Resources or any of its Subsidiaries, are issued or outstanding (collectively, “American Resources Voting Debt”).

(d). American Resources Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of American Resources or any of its Subsidiaries convertible into or exchangeable for American Resources Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of American Resources; (ii) options, warrants, or other agreements or commitments to acquire from American Resources or any of its Subsidiaries, or obligations of American Resources or any of its Subsidiaries to issue, any American Resources Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of American Resources; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of American Resources, in each case that have been issued by a Subsidiary of American Resources (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “American Resources Subsidiary Securities”).

4.03. Authority; Non-Contravention; Governmental Consents; Board Approval.

(a). Authority. American Resources has all requisite corporate power or limited liability power, as applicable, and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, the need to obtain the affirmative vote or consent of 9,506,111 of the outstanding shares of the American Resources Common Stock to the American Resources Stock Issuance (the “Requisite American Resources Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by American Resources and the consummation by American Resources of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability action, as applicable, on the part of American Resources and no other corporate or limited liability proceedings, as applicable, on the part of American Resources are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the American Resources Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to the need to obtain the Requisite American Resources Vote. This Agreement has been duly executed and delivered by American Resources and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of American Resources, enforceable against American Resources in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b). Non-Contravention. The execution, delivery, and performance of this Agreement by American Resources and the consummation by American Resources of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, American Resources’ Charter Documents; (ii) assuming that all of the Consents contemplated by Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite American Resources Vote, conflict with or violate any Law applicable to American Resources or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in American Resources’ or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which American Resources or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of American Resources or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

(c). Governmental Consents. Except as set forth in Section 4.03(c) of the American Resources Disclosure Schedule, no Consent of any Governmental Entity is required to be obtained or made by American Resources in connection with the execution, delivery, and performance by American Resources of this Agreement or the consummation by American Resources of the Merger, the American Resources Stock Issuance, and the other transactions contemplated hereby.

(d). Board Approval. The American Resources Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of American Resources duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the American Resources Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, American Resources and the American Resources’ stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the American Resources Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the American Resources Stock Issuance be submitted to a vote of the American Resources’ stockholders for adoption at the American Resources Stockholders Meeting, and (D) resolved to recommend that American Resources’ stockholders vote in favor of approval of the American Resources Stock Issuance (collectively, the “American Resources Board Recommendation”).

4.04. SEC Filings; Financial Statements; Undisclosed Liabilities.

(a). SEC Filings. American Resources has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since September 30, 2018 (the “American Resources SEC Documents”). True, correct, and complete copies of all the American Resources SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the American Resources SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such American Resources SEC Documents. None of the American Resources SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of American Resources, none of the American Resources SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the American Resources SEC Documents. None of American Resources’ Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b). Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the American Resources SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of American Resources and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c). Undisclosed Liabilities. The audited balance sheet of American Resources dated as of January 31, 2019, contained in the American Resources SEC Documents filed prior to the date hereof is hereinafter referred to as the “American Resources Balance Sheet.” Neither American Resources nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the American Resources Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the American Resources Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

(d). NASDAQ Compliance. American Resources is in compliance with all of the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

4.05. Absence of Certain Changes or Events. Since the date of the American Resources Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of American Resources and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any American Resources Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

4.06. Compliance; Permits.

(a). Compliance. American Resources and each of its Subsidiaries are and, since December 31, 2016, have been in compliance with, all Laws or Orders applicable to American Resources or any of its Subsidiaries or by which American Resources or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect. Since December 31, 2016, no Governmental Entity has issued any notice or notification stating that American Resources or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

(b). Permits. American Resources and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of American Resources or any of its Subsidiaries is pending or, to the Knowledge of American Resources, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect. American Resources and each of its Subsidiaries is and, since December 31, 2016, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

4.07. Litigation. There is no Legal Action pending, or to the Knowledge of American Resources, threatened against American Resources or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of American Resources, any officer or director of American Resources or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of American Resources or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect. To the Knowledge of American Resources, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of American Resources, threatened, in each case regarding any accounting practices of American Resources or any of its Subsidiaries or any malfeasance by any officer or director of American Resources.

4.08. Brokers. Except for fees payable to Maxim Group, LLC, the fees and expenses of which will be paid by American Resources, neither American Resources, nor any of its Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection with the Merger.

4.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of American Resources for inclusion or incorporation by reference in any form filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of American Resources for inclusion or incorporation by reference in any proxy statement will, at the date it is first mailed to American Resources’ stockholders or at the time of the American Resources Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Any proxy statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by American Resources with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of American Resources.

4.10. Ownership of Company Common Stock. Neither American Resources nor any of its Affiliates or Associates owns any shares of Company Common Stock.

4.11. Intended Tax Treatment. Neither American Resources nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of American Resources there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12. Financial Capability. American Resources has or will have prior to the Effective Time, sufficient funds to pay the aggregate Cash Consideration contemplated by this Agreement and to perform the other obligations of American Resources contemplated by this Agreement.

5. Covenants.

5.01. Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of American Resources (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of American Resources (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a). amend or propose to amend its Charter Documents;

(b). (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c). issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d). except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e). acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000.00 in the aggregate;

(f). (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g). repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h). enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i). institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000.00 in the aggregate, other than (i) any Legal Action brought against American Resources arising out of a breach or alleged breach of this Agreement by American Resources, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j). make any material change in any method of financial accounting principles or practices;

(k). (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l). enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m). except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for American Resources or the transactions contemplated by this Agreement;

(n). abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o). terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p). except to the extent expressly permitted by Section 5.04 or Section 7, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q). agree or commit to do any of the foregoing.

5.02. Conduct of the Business of American Resources. During the period from the date of this Agreement until the Effective Time, American Resources shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.02 of the American Resources Disclosure Schedule, or as required by applicable Law, American Resources shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a). amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of American Resources Common Stock;

(b). (i) split, combine, or reclassify any American Resources Securities or American Resources Subsidiary Securities in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of American Resources Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any American Resources Securities or American Resources Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c). issue, sell, pledge, dispose of, or encumber any American Resources Securities or American Resources Subsidiary Securities, other than (i) the issuance of shares of American Resources Common Stock upon the exercise of any American Resources Equity Awards outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of American Resources Common Stock in connection with or upon the exercise of any American Resources Equity Awards granted after the date hereof in the ordinary course of business consistent with past practice, and (iii) sales or issuances of shares of American Resources Common Stock or convertible securities in an amount not exceeding 5% of the issued and outstanding shares of American Resources Common Stock (in the case of convertible securities, on an as-converted basis) as of the date of this Agreement;

(d). acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(e). adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f). except to the extent expressly permitted by Section 5.04 or Section 7, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(g). agree or commit to do any of the foregoing.

5.03. Access to Information; Confidentiality.

(a). Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Section 7, the Company shall, and shall cause its Subsidiaries to, afford to American Resources and American Resources’ Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to American Resources such other information concerning the business and properties of the Company and its Subsidiaries as American Resources may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to American Resources pursuant to this Agreement.

(b). Confidentiality. [reserved].

5.04. Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable.

5.05. American Resources Stockholders Meeting. American Resources shall take all action necessary to duly call, give notice of, convene, and hold the American Resources Stockholders Meeting as soon as reasonably practicable.

5.06. McCoy Elkhorn Coal LLC. Immediately subsequent to the Merger, American Resources shall take all steps necessary to cause the assets of the Company to ultimately be owned by McCoy Elkhorn Coal LLC, the single-member limited liability company owned by Quest Energy, Inc., American Resources’ wholly-owned subsidiary.

5.07. Company Bond. American Resources and its Subsidiaries shall cause the Company surety bonds in place prior to Closing to be released within thirty (30) days after Closing and the cash collateral for such bonds shall be delivered to the holders of shares of Company Common Stock. This Section and the covenants set forth herein shall expressly survive Closing.

5.08. Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and American Resources. Thereafter, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and American Resources (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.09. Section 16 Matters. Prior to the Effective Time, the Company and American Resources shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a). any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b). any acquisitions of American Resources Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to American Resources immediately after the Effective Time.

5.10. Stock Exchange Matters. American Resources shall use its reasonable best efforts to cause the shares of American Resources Common Stock to be issued in connection with the Merger to be listed on NASDAQ (or such other stock exchange as may be mutually agreed upon by the Company and American Resources), subject to official notice of issuance, prior to the Effective Time.

6. Conditions.

6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a). Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b). American Resources Stockholder Approval. The American Resources Stock Issuance will have been approved by the Requisite American Resources Vote.

(c). Listing. The shares of American Resources Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d). Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e). Regulatory Approvals. All waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(f). No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the American Resources Stock Issuance, or the other transactions contemplated by this Agreement.

6.02. Conditions to Obligations of American Resources. The obligations of American Resources to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by American Resources on or prior to the Effective Time of the following conditions:

(a). Representations and Warranties. The representations and warranties of the Company this Agreement shall be true and correct in all respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b). Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing Date.

(c). Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a). Representations and Warranties. The representations and warranties of American Resources set forth in this Agreement shall be true and correct in all respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, an American Resources Material Adverse Effect.

(b). Performance of Covenants. American Resources shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing Date.

(c). American Resources Material Adverse Effect. Since the date of this Agreement, there shall not have been any American Resources Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an American Resources Material Adverse Effect.

(d). Consents.

(i). The Company will have received written consent regarding the effect of the Merger and any change of control or assignment provision in any Company Material Contract, including without limitation, that certain Amended and Restated Agreement of Lease dated January 1, 1992, by and between the Company and Kentucky Berwind Land Company.

(ii). The Company will have received written consent from Community Trust Bank regarding the effect of the Merger and any change of control, assignment provision or other applicable provision within the Company’s loan documents with Community Trust Bank.

(e). Assignment Prior to Closing. The Company shall have transferred, assigned or distributed the Company’s rights, title and interest in and to that certain Forbearance Agreement dated April 29, 2016, by and among Empire Coal Holdings, LLC, the Company, Revelation Energy, LLC and Empire Coal Processing, LLC.

(f). Empire Coal Holdings, LLC Merger. The closing of the merger transaction by and between Empire Coal Holdings, LLC and McCoy Elkhorn Coal LLC, the consideration for which shall be $2,500,000.00 (payable $500,000.00 upon the execution of the definitive agreement between Empire Coal Holdings, LLC and McCoy Elkhorn Coal LLC and a promissory note in the original principal amount of $2,000,000.00 delivered at closing) shall occur immediately prior to the Closing.

7. Termination, Amendment, and Waiver.

7.01. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite American Resources Vote) by the mutual written consent of American Resources and the Company.

7.02. Termination by Either American Resources or the Company. This Agreement may be terminated by either American Resources or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite American Resources Vote):

(a). if the Merger shall not have been consummated on or prior to 5:00 p.m., Eastern Time, on March 15, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b). if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the American Resources Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c). if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d). if the American Resources Stock Issuance has been submitted to the stockholders of American Resources for approval at a duly convened American Resources Stockholders Meeting and the Requisite American Resources Vote shall not have been obtained at such meeting (unless such American Resources Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

7.03. Termination by American Resources. This Agreement may be terminated by American Resources at any time prior to the Effective Time:

(a). if prior to the receipt of the Requisite American Resources Vote at the American Resources Stockholders Meeting, the American Resources Board authorizes American Resources, in full compliance with the terms of this Agreement, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that American Resources shall have paid any amounts due pursuant to Section 7.06(b)(ii) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, American Resources substantially concurrently enters into such Acquisition Agreement;

(b). if: (i) a Company Adverse Recommendation Change shall have occurred; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in this Agreement; or

(c). if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02 would not be satisfied; provided, that American Resources shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if American Resources is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

7.04. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a). if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b)(i) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(b). if: (i) a American Resources Adverse Recommendation Change shall have occurred; or (ii) American Resources shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in this Agreement; or

(c). if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of American Resources set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03 would not be satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

7.05. Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Section 7 (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Section 7, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to, this Section 7.05, Section 7.06, and Section 8 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

7.06. Fees and Expenses Following Termination.

(a). If this Agreement is terminated by American Resources pursuant to Section 7.03(a), or by the Company pursuant to Section 7.04(b) or Section 7.04(c), then American Resources shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, $500,000.00 (the “American Resources Termination Fee”) plus the Company’s Expenses actually incurred by the Company on or prior to the termination of this Agreement.

(b). The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If American Resources shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall American Resources be required to pay the American Resources Termination Fee on more than one occasion.

(c). Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

7.07. Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite American Resources Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite American Resources Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of American Resources Common Stock without such approval.

7.08. Extension; Waiver. At any time prior to the Effective Time, American Resources or the Company may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

8. Miscellaneous.

8.01. Definitions. For purposes of this Agreement, defined terms will have the meanings set forth in Appendix A, attached hereto and incorporated herein by reference, when used herein with initial capital letters.

8.02. Interpretation; Construction.

(a). The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, or Schedule, such reference shall be to a Section of, Exhibit to, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and American Resources Disclosure Schedule.

(b). The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.03. Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time.

8.04. Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Kentucky.

8.05. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Commonwealth of Kentucky, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the Commonwealth of Kentucky. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.06. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

8.07. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07) or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.08. Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule, the American Resources Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the American Resources Disclosure Schedule, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the American Resources Disclosure Schedule or Company Disclosure Schedule), the statements in the body of this Agreement will control.

8.09. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.10. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither American Resources nor the Company may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.12. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.13. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SPACE INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMPIRE KENTUCKY LAND, INC.

By:
/s/ Greg B. McDonald
Greg B. McDonald, President

(the “Company”)

AMERICAN RESOURCES CORPORATION

By:
/s/ Mark C. Jensen
Mark C. Jensen, Chief Executive Officer

(“American Resources”)

APPENDIX A

DEFINED TERMS

“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Commonwealth of Kentucky are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall mean the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to American Resources, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Joint Proxy Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by American Resources) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to American Resources concurrently with the execution of this Agreement.

“Company Equity Award” means a Company Stock Option or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Restricted Share” has the meaning set forth in Section 2.07(b).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” means the following plans, in each case as amended: [LIST OF PLANS].

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03(a).

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(b).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto.

“Certificate of Merger” has the meaning set forth in Section 1.03(a).

“Merger” has the meaning set forth in the Recitals.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Form S-4” has the meaning set forth in Section 3.17.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.11(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Schedule; and (b) with respect to American Resources and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the American Resources’ Disclosure Schedule; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Net Shares” has the meaning set forth in Section 2.07(a).

“Nasdaq” has the meaning set forth in Section 2.01(e).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” shall mean all land, including without limitation, owned surface and owned mineral rights, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“American Resources” has the meaning set forth in the Preamble.

“American Resources Adverse Recommendation Change” shall mean the American Resources Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the American Resources Board Recommendation; (b) failing to include the American Resources Board Recommendation in the Joint Proxy Statement that is mailed to the American Resources’ stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of American Resources Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the American Resources Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by American Resources or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the American Resources Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“American Resources Balance Sheet” has the meaning set forth in Section 4.04(c).

“American Resources Benefit Plans” has the meaning set forth in Section 5.09(b).

“American Resources Board” has the meaning set forth in the Recitals.

“American Resources Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“American Resources Common Stock” has the meaning set forth in the Recitals.

“American Resources Disclosure Schedule” means the disclosure letter, dated as of the date of this Agreement and delivered by American Resources to the Company concurrently with the execution of this Agreement.

“American Resources Equity Award” means a American Resources Stock Option or a American Resources Restricted Share, as the case may be.

“American Resources Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of American Resources and its Subsidiaries, taken as a whole; or (b) the ability of American Resources to consummate the transactions contemplated hereby on a timely basis; provided, however, that an American Resources Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which American Resources and its Subsidiaries operate; (v) any failure, in and of itself, by American Resources to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an American Resources Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (vi) any change, in and of itself, in the market price or trading volume of American Resources’ securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an American Resources Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether an American Resources Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on American Resources and its Subsidiaries, taken as a whole, compared to other participants in the industries in which American Resources and its Subsidiaries conduct their businesses.

“American Resources Series A Preferred Stock” has the meaning set forth in Section 4.02(a).

“American Resources Series C Preferred Stock” has the meaning set forth in Section 4.02(a).

 “American Resources Restricted Share” means any American Resources Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any American Resources Stock Plan.

“American Resources SEC Documents” has the meaning set forth in Section 4.04(a).

“American Resources Securities” has the meaning set forth in Section 4.02(b)(ii).

“American Resources Stockholders Meeting” means the special meeting of the stockholders of American Resources to be held to consider the approval of the American Resources Stock Issuance.

“American Resources Stock Issuance” has the meaning set forth in the Recitals.

“American Resources Stock Option” means any option to purchase American Resources Common Stock granted under any American Resources Stock Plan.

“American Resources Stock Plans” means the following plans, in each case as amended: the 2018 Stock Option Plan dated July 1, 2018.

“American Resources Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“American Resources Termination Fee” means $500,000.00.

“American Resources Trading Price” means the volume weighted average price per share of American Resources Common Stock as reported on the Nasdaq for the 10 consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“American Resources Voting Debt” has the meaning set forth in Section 4.02(c).

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Per Share Cash Equivalent Consideration” has the meaning set forth in Section 2.07(a).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite American Resources Vote” has the meaning set forth in Section 4.03(a).

“Securities Act” has the meaning set forth in Section 3.03(c).

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50%”), that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party; and (e) any revisions to the terms of this Agreement and the transaction contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Takeover Proposal” means with respect to the Company or American Resources, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party’s consolidated assets or to which 15% or more of such party’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).